EXHIBIT 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

Two and Five Governor Park, San Diego, California

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of September 9, 2008 (the “Effective Date”), by and between MCMORGAN INSTITUTIONAL REAL ESTATE FUND I, LLC, a Delaware limited liability company (“Seller”), and FOWLER PROPERTY ACQUISITIONS, LLC, a California limited liability company (“Buyer”).

IN CONSIDERATION of the respective agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, Seller and Buyer agree as follows:

1. Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, all of Seller’s right, title and interest in the following:

(a) that certain real property commonly known as Two Governor Park, located at 6310 Greenwich Drive, more particularly described in Exhibit A-1 attached hereto (the “Two Governor Real Property”) and that certain real property commonly known as Five Governor Park, located at 5060 Shoreham Place, more particularly described in Exhibit A-2 attached hereto (the “Five Governor Real Property”; together with the Two Governor Real Property, the “Real Property”), both located in the City and County of San Diego, State of California;

(b) any rights, privileges and easements appurtenant to the Real Property, including, without limitation, minerals, oil, gas and other hydrocarbon substances on and under the Real Property, development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property (collectively, the “Appurtenances”);

(c) any improvements and fixtures located on the Real Property, including, without limitation, the buildings commonly known as Two Governor Park and Five Governor Park as well as any other buildings and structures located on the Real Property, all apparatus, installed equipment and appliances owned by Seller and located on or in and used exclusively in connection with the operation or occupancy of the Real Property, and all on-site parking (collectively, the “Improvements”); and

(d) any intangible personal property used in the ownership, use, operation or maintenance of the Real Property and Improvements, including without limitation: permits, licenses, governmental approvals and other entitlements relating to the Real Property and Improvements, plans, specifications and drawings, rights of landlord under any leases or occupancy agreements (“Leases”) (except for any past due rents or other obligations), all property records (excluding historical accounting records), substantive correspondence and other documents related to any right to occupy any of the Improvements (including such data in digital, computer files but excluding any computer software or hardware), a right to all security deposits under the Leases and any and all guaranties of the Leases (subject to applicable laws and the terms of the applicable Leases respecting said security deposits), any warranty and guaranty rights, and rights under utility contracts or other agreements, each as they relate to the ownership, use or operation of the Property, as defined below (collectively, the “Intangible Property”).

All of the items referred to in subparagraphs (a), (b), (c), and (d) above are collectively referred to as the “Property.” The Two Governor Real Property and items referred to in subparagraphs (b), (c) and (d) above as such are appurtenant, relate to or are located on the Two Governor Real Property are collectively referred to as the “Two Governor Property.” The Five Governor Real Property and items referred to in subparagraphs (b), (c) and (d) above as such are appurtenant, relate to or are located on the Five Governor Real Property are collectively referred to as the “Five Governor Property.”

2. Purchase Price.

(a) The purchase price of the Property is Thirteen Million and 00/100 Dollars ($13,000,000.00) (the “Purchase Price”) and shall be paid as follows:

(i) Within two (2) days after the Effective Date, Buyer shall deposit in escrow with Chicago Title Company (“Title Company”), 388 Market Street, Suite 1300, San Francisco, CA 94111, Attn: Susan Trowbridge, phone: (415) 291-5118, fax: (415) 399-0940, email: trowbridges@ctt.com, a deposit of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (together with all interest accruing thereon, the “Deposit”). The Deposit shall be nonrefundable to Buyer, unless this Agreement is terminated by Buyer pursuant to and in accordance with Section 5(a) (Buyer’s Conditions), Section 6(c) (Seller’s Default) or Section 11 (Risk of Loss) of this Agreement below. Seller shall be entitled to any and all interest earned on the Deposit.

(ii) Title Company shall invest the Deposit in investments selected by Seller and reasonably approved by Buyer, which may include, without limitation, any certificates of deposit, savings or other accounts of any federally insured savings and loan association or bank, provided that no investment may have a maturity date later than the Closing (as hereinafter defined) or involve the risk of loss of principal. In the event the sale of the Property as contemplated hereunder is consummated, the Deposit shall be credited against the Purchase Price.

(iii) Seller shall provide purchase money financing (the “Acquisition Loan”) for the acquisition of the Property on the terms and conditions generally described in the loan application attached hereto as Schedule I (the “Acquisition Loan Application”), and at the Closing, Seller and Buyer will execute, acknowledge and deliver the documents governing, evidencing and/or securing such Acquisition Loan as generally described in the Acquisition Loan Application (the “Acquisition Loan Documents”). Pursuant to the terms of the Acquisition Loan and the Acquisition Loan Documents, Seller will advance an amount equal to Eight Million Two Hundred Ninety Thousand and 00/100 Dollars ($8,290,000.00) (it being acknowledged and agreed that said advance does not take into account future advances to be funded by Seller pursuant to the terms and provisions of the Acquisition Loan Documents, as generally described in the Acquisition Loan Application). Seller and Buyer hereby agree that the Acquisition Loan Documents will be on Seller’s standard forms, as modified to reflect the terms and provisions of the Acquisition Loan Application, and so long as such Acquisition Loan Documents reflect the terms and provisions of the Acquisition Loan Application, Seller and Buyer agree to execute, acknowledge (as applicable) and deliver such Acquisition Loan Documents at Closing in accordance with Section 7 below.

(iv) The balance of the Purchase Price (after netting out the Deposit and the initial advance under the Acquisition Loan described above) shall be paid to Seller through escrow in immediately available funds prior to the closing of the purchase and sale contemplated hereunder (the “Closing”). The Closing shall be deemed to occur upon the delivery and recording of the Deed (as defined in Section 3(a) below) and the deed of trust described in the Acquisition Loan Application and such date shall be referred to herein as the “Closing Date.”

3. Transfer of Title to the Property.

(a) At the Closing, Seller shall convey to Buyer title to the Real Property, the Appurtenances and the Improvements, by duly executed and acknowledged grant deed in the form attached hereto as Exhibit B (the “Deed”). Evidence of delivery of title shall be the issuance by Title Company to Buyer of a CLTA standard coverage Owner’s Policy of Title Insurance in the amount of the Purchase Price, insuring fee simple title to the Real Property and the Improvements in Buyer subject only to the Permitted Exceptions (as defined below) or exceptions otherwise caused or approved by Buyer (the “Title Policy”).

(b) At the Closing, Seller shall transfer all of Seller’s right, title and interest in and to any Intangible Property (other than the Leases) by an Assignment of Intangible Property in the form attached hereto as Exhibit C (the “Assignment of Intangible Property”).

(c) At the Closing, Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Leases and Buyer shall assume all of Seller’s obligations under the Leases, by an Assignment and Assumption of Leases in the form attached hereto as Exhibit D (the “Assignment and Assumption of Leases”). The Leases in effect as of the date hereof are more fully described on the schedule attached hereto as Exhibit E (the “Schedule of Leases”).

4. Due Diligence Period; As-Is Purchase.

(a) Due Diligence Period. Buyer, or its designees, has had until 5:00 p.m. (Pacific Time) on the day immediately preceding the Effective Date (the “Due Diligence Period”) to conduct its due diligence review with respect to the Property.

(b) Due Diligence Deliveries. Buyer and Seller acknowledge and agree that Seller has provided Buyer with copies of all documents and other information described in this Section 4(b) below (collectively, the “Due Diligence Documents”):

(i) The existing survey of the Two Governor Real Property prepared by Snipes-Dye Associates, as Job No. M-355, dated April 9, 2008, and the existing Survey of the Five Governor Real Property prepared by San Diego Land Surveying- Engineering, Inc., as Job No. Shoreham P15069AS and updated as of April 14, 2008 (the “Survey”).

(ii) The written environmental, engineering, soil and other physical reports pertaining to the Property specified on Exhibit J.

(iii) A Natural Hazard Disclosure Statement for each Property, as and to the extent prescribed by California law.

(iv) All Leases currently in effect and amendments thereto, specified on Exhibit E.

(v) A rent roll on Seller’s current form.

(vi) The preliminary report for the Property issued by Title Company and legible copies of all documents referenced as exceptions therein (“PTR”).

(vii) All contracts in Seller’s possession relating to Seller’s ownership or operation of the Property in effect on the Effective Date and that may be assignable to Buyer at Closing specified on Exhibit F (“Contracts”), but excluding, however, all property management contracts with Seller, all insurance policies and all sale or leasing brokerage listing agreements, none of which will be assigned to Buyer at the Closing.

(viii) All documents not listed above that are in Seller’s possession and shown on Schedule II attached hereto.

(c) Further Document Review. Prior to the Effective Date, Seller has provided Buyer with access to (i) Seller’s relevant files with respect to the Property located at the property manager’s office, and (ii) Seller’s books and records relating exclusively to the Property (but excluding any confidential or privileged information, information prepared for internal purposes, including budgets, correspondence, or documents relating to Buyer’s acquisition of the Property, information related to disputes, litigation or claims that have been resolved or settled, or information relating to prior prospective sales of the Property, work product, marketing studies, appraisals of the Property, and information relating to Seller itself) for inspection and copying.

(d) Contracts. Seller shall (i) send a notice of termination at Closing to the other parties under all Contracts listed on Schedule III attached hereto, and (ii) terminate all management, leasing, brokerage or commission agreements relating to the Property as of the Closing. Notwithstanding the foregoing, Seller shall not be obligated to terminate any Contracts which cannot be terminated prior to the Closing Date without payment of penalty or fee. Any Contract Seller is not required to terminate pursuant to the foregoing sentence shall be assigned to, and assumed by, Buyer at Closing (the “Assumed Contracts”), subject to the provisions of Section 12(d) below. The list of Assumed Contracts, as amended pursuant to Section 12(d) below, will be attached to the Assignment of Intangible Property.

(e) Title Matters; Buyer’s Objections; Seller’s Right to Cure. Buyer hereby accepts title to the Property subject to the following matters: (i) as of the Closing Date, the lien for current real property taxes not yet due and payable, including any supplementary taxes relating to the period after Closing which may be imposed as a result of Buyer’s purchase of the Property from Seller; (ii) all exceptions listed in the PTR except those set forth on Schedule IV attached hereto (the “Disapproved Exceptions”); (iii) matters disclosed by the Survey; (iv) the rights of tenants under the Leases; and (v) matters created by, through or under Buyer. All of the foregoing shall be, collectively, the “Permitted Exceptions.” If, prior to the Closing Date, the Title Company discloses any title exceptions other than the Permitted Exceptions (“New Exceptions”), then Seller shall have ten (10) days following the giving of notice by Buyer or the Title Company to Seller to attempt, at Seller’s sole option, to cause such exceptions to be removed as exceptions or insured against at no expense to Buyer, which, in either case, shall be deemed the cure of such title defect. If such ten (10) day period extends beyond the scheduled Closing Date, the Closing Date shall be extended until the first business day following the expiration of such ten-day period. If such exceptions are not so cured, Buyer may (i) waive such objectionable title exceptions and proceed to Closing, or (ii) terminate this Agreement and obtain a return of the Deposit. If any New Exceptions are not objected to or are waived by Buyer, such exceptions shall be deemed Permitted Exceptions. Notwithstanding the foregoing, Seller agrees to pay and remove, or, at Seller’s election to cause the Title Company to insure over, any mechanic’s lien or other monetary lien recorded against title to the Property (but excluding those caused by any tenant under the Leases) (collectively referred to as the “Removed Liens”), and any property taxes and assessments that become delinquent prior to Closing. At the Closing, Seller shall convey to Buyer fee simple title, subject only to the Permitted Exceptions.

(f) Buyer’s Inspections. Prior to the Effective Date, Buyer has made and performed all environmental evaluations and other inspections and investigations of the Property and Property Condition (as defined below). In connection with such evaluations, inspections and investigations, Buyer represents and warrants that it has obtained and continues to maintain (or ensures that its agents, consultants and contractors who performed any due diligence evaluations, inspections or investigations on the Property obtained) public liability and property damage insurance insuring against any liability arising out of any entry, tests or investigations of the Property pursuant to the provisions hereof. Such insurance is in an amount not less than One Million Dollars ($1,000,000) per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis for bodily injury, death and property damage, and includes excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence. Each such policy names Seller as an additional insured and is primary and non-contributing with any other insurance of Seller. Buyer hereby covenants and agrees to repair any damage to the Property resulting directly or indirectly from any such inspection or tests. If this Agreement is terminated, Buyer shall restore the Property to the condition in which it was found. Buyer shall have no right to conduct any further due diligence evaluations, inspections or investigations on the Property from and after the Effective Date. Buyer’s obligation to restore the Property shall survive any termination of this Agreement.

(g) Contact with Third Parties. Buyer shall have the right to contact and interview tenants with respect to the Property after obtaining Seller’s approval upon at least two (2) business days prior written notice of such proposed contact and provided a representative of Seller shall be provided an opportunity to be present. Buyer shall copy Seller on all correspondence with tenants and occupants. Buyer shall not enter into any agreement or commitment that is binding on the Property until after the Closing. Notwithstanding the above, Buyer shall have no power or authority to bind Seller or the Property prior to Closing.

(h) As-Is Purchase. Buyer acknowledges that prior to the Effective Date it will has had the opportunity to inspect the Property and observe the physical characteristics and condition of the Property and any and all other matters, as to, concerning or with respect to any matter whatsoever relating to the Property or this Agreement or of concern to Buyer (“Property Condition”), including, but not limited to: title; the environmental condition of the Property (including the presence or absence of Hazardous Materials (as defined below) in, on, or about the Property); water, soil, pest and geological conditions of the Property; the Leases; the Contracts; the financial condition of the Property; the suitability of the Property for any and all activities and/or uses which may be conducted thereon; the compliance of or by the Property with any and all laws, rules, ordinances or regulations of any applicable governmental authority or body (including environmental, zoning, building codes, and the status of any development or use rights respecting the Property); the availability of permits, licenses and approvals respecting the Property; the economic or engineering feasibility of any alteration or renovation of the Property that may be contemplated by Buyer; the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; and the physical condition of the Improvements, including construction defects, deferred maintenance, and other adverse physical conditions or defects. Buyer further acknowledges and agrees that except for any representations, warranties or agreements made by Seller herein, neither Seller nor any of Seller’s employees, agents or representatives have made any representations, warranties or agreements, express or implied, by or on behalf of Seller as to any matters concerning the Property Condition. Except as otherwise expressly set forth in this Agreement, Seller disclaims any and all such statements and representations and Buyer agrees that any inaccuracy or deficiency in information, advice or documents given to Buyer shall be solely the responsibility and risk of Buyer, and shall not be chargeable in any respect to Seller. Buyer acknowledges that it is not relying on any statement or representation, whether express or implied, oral or written, that has been made or that in the future may be made by Seller or any of Seller’s employees, agents, attorneys or representatives concerning the Property Condition.

Buyer hereby acknowledges, agrees and represents that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” and that no patent or latent defect or deficiency in the Property Condition whether or not known or discovered, shall affect the rights of either Seller or Buyer hereunder nor shall the Purchase Price be reduced as a consequence thereof.

Prior to the Effective Date, Buyer has examined, reviewed and inspected all of the Property Condition and other matters which, in Buyer’s judgment, bear upon the Property and its value and suitability for Buyer’s purposes. Upon Closing, Buyer will acquire the Property solely on the basis of its own examinations, reviews and inspections and the title insurance protection afforded by the owner’s title policy.

Upon Closing, Buyer shall assume the risk that Property Conditions may not have been revealed by Buyer’s investigations. The release and waiver of claims set forth below shall be referred to as the “Release.” Upon the Closing, Buyer, on its own behalf and on behalf of each of its successors and assigns and each and all of its and their respective members, partners, officers, directors, employees, parents, affiliates and subsidiaries, and each of their respective successors and assigns (collectively, “Waiver Parties”) releases Seller and its respective members, partners, affiliates, parent business organizations, subsidiary business organizations, shareholders, officers, directors, employees and representatives (collectively, “Released Parties”) from, and waives any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, any and all Property Conditions, including, without limitation, any and all actual, threatened or potential claims, claims for contribution under Environmental Laws (as defined below), suits, proceedings, actions, causes of action, demands, liabilities, losses, obligations, orders, requirements or restrictions, liens, penalties, fines, charges, debts, damages, costs, and expenses of every kind and nature, whether now known or unknown, whether foreseeable or unforeseeable, whether under any foreign, federal, state or local law (both statutory and non-statutory), and, whether asserted or demanded by a third party against any of the Waiver Parties or incurred directly or indirectly by any of the Waiver Parties themselves, that any of the Waiver Parties may now or hereafter have against any of the Released Parties (collectively, “Claims”), and that arise in connection with or in any way are related to (i) the physical condition of the Property, the financial condition of the Property, or the financial conditions of the tenants under the Leases, the value of the Property or its suitability for Buyer’s use, the status of any of the Leases or of the tenants thereunder, the ownership, management or operation of the Property, including any claim or demand by any tenant for the refund or return of any security deposit or other deposit, or the accuracy or completeness of any information reviewed by Buyer in connection with its investigations of the Property and which may have been relied upon by Buyer in deciding to purchase the Property, (ii) any Handling (as defined below) of any Waste Materials (defined below) or Hazardous Materials (as defined below) at, beneath, to, from, or about the Property, (iii) any compliance or non-compliance with Environmental Laws regarding any Waste Materials, Hazardous Materials or any Handling related thereto at, beneath, to, from, or about the Property, (iv) any acts, omissions, services or other conduct related to any of the foregoing items “(i)” through “(iii),” inclusive, and/or (v) any condition, activity, or other matter respecting the Property that is not addressed by any of the foregoing items “(i)” through “(iv),” inclusive, and that is related to pollution or protection of the environment, natural resources, or public health. This Release shall survive the close of escrow and the recording of the Deed conveying the Property from Seller to Buyer.

TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, BUYER HEREBY SPECIFICALLY WAIVES SECTION 1542 OF THE CALIFORNIA CIVIL CODE (“SECTION 1542”) AND ANY SIMILAR LAW OF ANY OTHER STATE, TERRITORY OR JURISDICTION. SECTION 1542 PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BUYER ACKNOWLEDGES THAT THIS WAIVER AND RELEASE IS VOLUNTARY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE, AND IS GIVEN AS PART OF THE CONSIDERATION FOR THE AGREEMENTS SET FORTH HEREIN. BUYER EXPRESSLY ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE, WHICH IT NOW BELIEVES TO BE TRUE WITH RESPECT TO THE RELEASE OF CLAIMS. BUYER AGREES THAT THE FOREGOING RELEASE SHALL BE AND REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING SUCH DIFFERENT OR ADDITIONAL FACTS.

BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.

ME

BUYER’S INITIALS

As used in this Agreement, the following terms have the following definitions:

(1) “Environmental Laws” means any applicable foreign, federal, state or local law, statute, regulation, rule, ordinance, permit, prohibition, restriction, license, requirement, agreement, consent, or approval, or any determination, directive, judgment, decree or order of any executive, administrative or judicial authority at any federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, natural resources or public health and safety.

(2) “Handling” means, at any time and to any extent and in any manner whatsoever, any presence of or any handling, storing, transferring, transporting, treating, using, recycling, separating, sorting, incinerating; transforming, reconstituting, containing, containerizing, packaging, manufacturing, generating, abandoning, covering, capping, dumping, closing, maintaining, disposing, placing, discarding, encapsulating, filling, landfilling, investigating, monitoring, remediating, removing, responding to, reporting on, testing, releasing, contamination resulting from, spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, migrating, or leaching.

(3) “Hazardous Materials” means any material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious waste,” “medical waste,” “biohazardous waste,” “extremely hazardous waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources or public health or safety including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term Hazardous Materials shall include, without limitation, the following:

i. a “Hazardous Substance,” “Hazardous Material,” “Hazardous Waste,” or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq. or the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended;

ii. an “Acutely Hazardous Waste,” “Extremely Hazardous Waste,” “Hazardous Waste,” or “Restricted Hazardous Waste,” under Section 25110.02, 25115, 25117 or 25122.7 of the California Health and Safety Code, or listed pursuant to Section 25140 of the California Health and Safety Code, as any of the foregoing may be amended;

iii. a “Hazardous Material,” “Hazardous Substance” or “Hazardous Waste” under Section 25117, 25260, 25281, 25316, 25501, or 25501.1 of the California Health and Safety Code, as any of the foregoing may be amended;

iv. “Oil” or a “Hazardous Substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, as may be amended; as well as any other hydrocarbonic substance, fraction, distillate or by-product;

v. any substance or material defined, identified or listed as an “Acutely Hazardous Waste,” “Extremely Hazardous Material,” “Extremely Hazardous Waste,” “Hazardous Constituent,” “Hazardous Material,” “Hazardous Waste,” “Hazardous Waste Constituent,” or “Toxic Waste” pursuant to Division 4.5, Chapters 10 or 11 of Title 22 of the California Code of Regulations, as may be amended;

vi. any substance or material listed by the State of California as a chemical known by the State to cause cancer or reproductive toxicity pursuant to Section 25249.8 of the California Health and Safety Code, as may be amended;

vii. a “Biohazardous Waste” or “Medical Waste” under Sections 117635 or 117690 of the California Health and Safety Code, as may amended;

viii. mold;

ix. asbestos and any asbestos containing material; and/or

x. a substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures, or byproducts, damages or threatens to damage the environment, natural resources or public health or safety, or is required by any law or public entity to be remediated, including remediation which such law or public entity requires in order for property to be put to any lawful purpose.

(4) “Waste Materials” means any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type whatsoever, including, without limitation:

i. any garbage, trash, refuse, paper, rubbish, ash, industrial or commercial or residential waste, demolition or construction wastes, abandoned vehicles or parts thereof, discarded home and industrial appliances, sewage, sewage sludge, manure, vegetable or animal solid and semisolid waste, and any other item intended to be or actually dumped, abandoned, discarded, treated, transformed, incinerated, disposed of or recycled;

ii. any “solid waste” as defined in the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended;

iii. any “solid waste” as defined in the California Integrated Waste Management Act of 1989, California Public Resources Code Section 40000, et seq., including any regulations promulgated thereunder, as any of the foregoing as may be amended; and

iv. any “waste” as defined in the Porter Cologne Water Quality Control Act, California Water Code Section 13000 et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended.

(i) Covenant Not to Sue. Buyer, on its own behalf and on behalf of the Waiver Parties, covenants and agrees never to sue or otherwise commence or prosecute any action or other proceeding against any of the Released Parties, for a claim released pursuant to this Agreement. If any of the Waiver Parties asserts a claim that is contrary to the Release, Buyer shall indemnify, defend and hold harmless the Released Parties against whom such claim is asserted for all liabilities, including court costs and reasonable attorneys’ fees, which are asserted against any of the Released Parties in connection with such action or proceeding. The parties hereto agree that this Section 4(i) (the “Covenant Not to Sue”) may be pleaded by a Released Party as a full and complete defense to any action or proceeding by a Waiver Party that is contrary to the terms of the Release, and may be asserted as a basis for abatement of, or injunction against, said action or proceeding and as a basis for a cross-complaint for damages therein. If a Waiver Party breaches the Covenant Not to Sue, any Released Party damaged thereby shall be entitled to recover, and Buyer shall hold harmless, defend and indemnify a Released Party from and against, not only the amount of any judgment which may be awarded in favor of such damaged Released Party, but also for such other actual damages, costs, and expenses as may be incurred by such damaged Released Party, including court costs, reasonable attorneys’ fees and all other costs and expenses, taxable or otherwise, in preparing the defense of, defending against, or seeking and obtaining abatement of, or injunction against, such action or proceeding, and establishing and maintaining the applicability of the Release and this Covenant Not to Sue. At Closing, Buyer and any assignee taking title to the Property shall execute, acknowledge and deliver to Seller for recordation in the Official Records of San Diego County, California a Release Agreement and Covenant Not to Sue in the form of Exhibit L attached hereto, together with evidence reasonably acceptable to Seller that such execution and delivery has been duly authorized and executed on behalf of Buyer and any such assignee.

(j) Expiration of Due Diligence Period. Buyer hereby acknowledges and agrees that the Due Diligence Period has expired as of the Effective Date and that Buyer may terminate this Agreement hereinafter only pursuant to and in accordance with Section 5(a) (Buyer’s Conditions), Section 6(c) (Seller’s Default) or Section 11 (Risk of Loss) of this Agreement below.

5. Conditions to Closing.

(a) Buyer’s Conditions. The following conditions are precedent to Buyer’s obligation to purchase the Property (the “Conditions Precedent”):

(i) Title Insurance. Title Company shall have issued or shall have unconditionally and irrevocably committed to issue the Title Policy. Buyer may request additional title policy forms or endorsements, but such shall not constitute a Condition Precedent.

(ii) Deliveries Complete. Seller shall have delivered to Title Company the documents listed in Section 7(c) of this Agreement.

(iii) Representations, Warranties and Covenants. Seller shall have performed each covenant required to be performed by Seller under this Agreement and all of Seller’s representations and warranties set forth in this Agreement shall be materially true and correct as of the Closing. Buyer waives all Seller defaults known to Buyer as of the Effective Date. On the Closing, Buyer waives all Seller defaults known to Buyer as of such date.

The Conditions Precedent are intended solely for the benefit of Buyer. If any of the Conditions Precedent is not timely satisfied, Buyer shall have the right in its sole discretion to either terminate this Agreement or waive in writing the Condition Precedent and proceed with the Closing.

(b) Seller’s Conditions. The following conditions are precedent to Seller’s obligation to sell the Property (the “Seller’s Conditions”):

(i) Deposit of Funds. Buyer shall have deposited the Purchase Price into escrow, subject to the adjustments set forth in Section 2 and Section 7(f) of this Agreement, together with any additional amounts required to be paid by Buyer at such time pursuant to the terms of the Acquisition Loan Application.

(ii) Deliveries Complete. Buyer shall have delivered to Title Company the documents listed in Section 7(d) of this Agreement.

(iii) Representations, Warranties and Covenants. Buyer shall have performed each and every covenant required to be performed by Buyer under this Agreement, and all of Buyer’s representations and warranties set forth in this Agreement shall be true and correct as of the Closing.

Seller’s Conditions are intended solely for the benefit of Seller. If any of Seller’s Conditions is not timely satisfied, Seller shall have the right in its sole discretion to either terminate this Agreement or waive in writing the Seller’s Condition and proceed with the Closing.

6. Remedies.

(a) IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A BREACH OR DEFAULT UNDER THIS AGREEMENT BY BUYER OR BECAUSE OF THE FAILURE OF ANY SELLER’S CONDITIONS, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY FOR SUCH BREACH OR DEFAULT OR FAILURE OF SELLER’S CONDITIONS AND NEITHER PARTY SHALL HAVE ANY OBLIGATION TO THE OTHER HEREUNDER, EXCEPT FOR PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY STATE THEY SURVIVE THE TERMINATION OF THIS AGREEMENT. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN SUCH EVENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BY REASON OF A BREACH OR DEFAULT UNDER THIS AGREEMENT BY BUYER. HOWEVER, NOTHING IN THIS SECTION SHALL PRECLUDE THE RECOVERY OF ATTORNEYS’ FEES OR OTHER COSTS INCURRED BY SELLER IN ENFORCING THIS AGREEMENT OR LIMIT THE EFFECTIVENESS OF THE INDEMNIFICATION OBLIGATIONS OF BUYER UNDER SECTIONS 10 AND 13(b) OF THIS AGREEMENT.

(b) IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO A RIGHT GIVEN TO IT HEREUNDER AND BUYER TAKES ANY ACTION WHICH INTERFERES WITH SELLER’S ABILITY TO SELL, EXCHANGE, TRANSFER, LEASE, DISPOSE OF OR FINANCE THE PROPERTY OR TAKE ANY OTHER ACTIONS WITH RESPECT THERETO (INCLUDING, WITHOUT LIMITATION, THE FILING OF ANY LIS PENDENS OR OTHER FORM OF ATTACHMENT AGAINST THE PROPERTY), THEN NOTWITHSTANDING SECTION 6(a) ABOVE, THE NAMED BUYER (AND ANY PERMITTED ASSIGNEE OF BUYER’S INTEREST HEREUNDER) SHALL BE LIABLE FOR ALL LOSS, COST, DAMAGE, LIABILITY OR EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, COURT COSTS AND DISBURSEMENTS AND CONSEQUENTIAL DAMAGES) INCURRED BY SELLER BY REASON OF SUCH ACTION TO CONTEST BY BUYER.

INITIALS:     Seller   TPO    Buyer  ME

(c) In the event of a pre-Closing default under this Agreement by Seller that directly results in a failure to consummate the sale of the Property in accordance with the provisions of this Agreement, which breach or default has not been cured by Seller within thirty (30) days after notice from Buyer (the “Cure Period”), Buyer may, as Buyer’s sole and exclusive remedy exercise one, and only one, of the following: (i) terminate this Agreement by delivery of notice of termination to Seller, whereupon the Deposit and, if Buyer has funded same as of such date, any Extension Fee (defined below) shall be returned to Buyer and all parties hereto shall be relieved of all further obligations hereunder (other than obligations which by their terms survive such a termination); or (ii) close and waive the default; or (iii) commence an action for specific performance (but not damages hereunder), provided that any action for specific performance must be commenced within thirty (30) days after the expiration of the Cure Period. If Buyer elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Buyer shall on or before the Closing Date, fully perform all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance). Notwithstanding the foregoing, Buyer shall have no right to seek specific performance, if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller.

The term “Post-Closing Defaults” means all (i) post-Closing defaults by Seller under this Agreement and the agreements and instruments to be delivered by Seller at Closing including, without limitation, the Deed, and (ii) all pre-Closing Seller defaults not waived pursuant to this Agreement and not known to Buyer as of Closing. In the event of one or more Post-Closing Defaults, Buyer’s sole and exclusive remedy shall be to seek actual damages in an amount (including attorneys’ fees and costs) not to exceed the limits set forth in Section 13(n). The provisions of this Section 6 shall survive the termination of this Agreement.

7. Closing and Escrow.

(a) Upon mutual execution of this Agreement, the parties shall deposit an executed counterpart of this Agreement with Title Company as instructions to Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer each agrees to execute such additional escrow instructions as may be appropriate, or required by Title Company, to enable the escrow holder to comply with this Agreement; provided that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

(b) The Closing hereunder shall be held and delivery of all items to be made at the Closing shall be made at the offices of Title Company on or before 8:00 a.m. (Pacific Time) on September 25, 2008 (the “Scheduled Closing Date”); provided that, Buyer may extend the Scheduled Closing Date by a period of up to thirty (30) additional days by (i) delivering to Seller written notice exercising such extension right on or before September 19, 2008, and (ii) paying to Seller, prior to or concurrently with the delivery of the exercise notice described above, an extension fee in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Extension Fee”). The Extension Fee will not be refundable for any reason unless (and only if) this Agreement is terminated pursuant to Section 6(c) below, and the purchase and sale transaction contemplated hereby fails to close, solely as a result of the default of Seller. The Extension Fee will be applicable to the Purchase Price.

(c) At least one (1) business day prior to the Closing, Seller shall deliver to Buyer, or to Title Company as escrow holder, the following:

(i) a duly executed and acknowledged Deed;

(ii) two (2) duly executed counterparts of the Assignment of Intangible Property;

(iii) two (2) duly executed counterparts of the Assignment and Assumption of Leases;

(iv) two (2) duly executed counterparts of the Release Agreement and Covenant Not to Sue, in the form of Exhibit L attached hereto;

(v) an executed California Franchise Tax Board Form 593-C;

(vi) duly executed notices to the tenants under the Leases of the sale of the Property, in the form of Exhibit K attached hereto;

(vii) a duly executed counterpart of the loan agreement described in the Acquisition Loan Application;

(viii) the originals or certified copies of any documents representing any Intangible Property being conveyed to Buyer, each to the extent in Seller’s possession, provided that such items may be delivered to Buyer outside of escrow on the Closing Date;

(ix) any other instruments or records called for hereunder which have not previously been delivered, and keys to all doors to the Improvements which are in Seller’s or its agents’ possession;

(x) an affidavit pursuant to Section 1445(b)(2) of the United States Internal Revenue Code (the “Code”) and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, substantially in the form of Exhibit H attached hereto;

(xi) a statement of any change in Seller’s representations and warranties set forth herein due to occurrences from and after the Effective Date through and including the Closing (“Changes”);

(xii) a duly executed counterpart of the Closing Statement (as defined below); and

(xiii) such resolutions and authorizations relating to Seller’s authority to undertake the transaction contemplated hereby as shall be reasonably required by Title Company.

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

(d) At least one (1) business day prior to the Closing, Buyer shall deliver to Seller, or to Title Company as escrow holder, the following:

(i) two (2) duly executed counterparts of the Assignment of Intangible Property;

(ii) two (2) duly executed counterparts of the Assignment and Assumption of Lease;

(iii) two (2) duly executed counterparts of the Release Agreement and Covenant Not to Sue, in the form of Exhibit L attached hereto;

(iv) a Preliminary Change of Ownership Report;

(v) duly executed and, where applicable, acknowledged originals of the loan agreement, promissory note, deed of trust, assignment of rents, security agreement and fixture filing, guaranties, and other instruments and documents that constitute the Acquisition Loan Documents and/or are reasonably necessary to close the Acquisition Loan as described in the Acquisition Loan Application, in each case signed by the Buyer or guarantor(s) described in the Acquisition Loan Application, to the extent and as applicable;

(vi) a duly executed counterpart of the Closing Statement; and

(vii) such resolutions and authorizations relating to Buyer as shall be reasonably required by Seller or Title Company.

In addition, the Purchase Price, as adjusted for prorations and costs as provided herein, shall have been delivered to Seller or Title Company as escrow holder, together with any additional amounts required to be paid by Buyer at such time pursuant to the terms of the Acquisition Loan Application.

Seller may waive compliance on Buyer’s part under any of the foregoing items by an instrument in writing.

(e) Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase and sale of the Property and the Acquisition Loan in accordance with the terms hereof and the Acquisition Loan Application, as applicable. In the event the Title Company requires Seller to provide an owner’s declaration, Seller shall execute and deliver the owner’s declaration in the form of Exhibit M attached hereto.

(f) The following are to be apportioned as of the Closing Date and the applicable adjustment(s) shall be made to the Purchase Price delivered to Seller:

(i) Rents. Rent, percentage rent, operating cost pass-throughs and other additional rent or charges payable to landlord under the Leases (collectively “Rent”) and prepaid Rent under the Leases shall be apportioned as of the Closing Date, only to the extent then paid, based on the actual number of days in the month or other applicable period during which the Closing occurs. Unallocated security deposits then held by Seller shall be considered a credit due to Buyer for Closing settlement purposes.

Seller shall be entitled to invoice and collect from the tenants after the Closing any Rent payable for periods prior to Closing, provided that Seller shall not be permitted to bring any action to terminate any Lease or evict any tenant. With respect to any Rent arrearages existing under the Leases or operating cost pass-throughs billed by or paid to Buyer after Closing, Buyer promptly shall pay to Seller any amounts actually collected which are applicable to the period preceding the Closing Date; provided that all such amounts collected by Buyer after the Closing Date shall be applied first to Rent due for the month in which the Closing occurs, then to any unpaid Rent that has accrued for any month after the Closing Date, and then to unpaid Rent that accrued prior to the month of Closing. Buyer shall not be required to initiate any action to recover any Rent payable for periods prior to Closing, but shall join in an action initiated by Seller to the extent reasonably necessary to obtain the relief sought. Costs of such litigation shall be borne by the parties in proportion to the relief obtained by them.

(ii) Leasing Costs. Seller shall pay (or provide Buyer a credit at Closing) all leasing commissions, tenant improvement costs and other tenant inducements (“Lease Costs”) that are (A) accrued, due and payable or required to be expended before the Effective Date, and (B) arise under Leases or amendments executed by Seller prior to the Effective Date. Buyer shall assume and be responsible to pay all Lease Costs that are (X) first arising or accruing on or after the Effective Date, including as a result of new Leases, Lease extensions, renewals, expansions, or amendments exercised by tenants after the Effective Date; and (Y) arising under Leases, Lease extensions, renewals, expansions or amendments executed after the Effective Date and approved or deemed approved by Buyer. Buyer shall receive a credit for any termination fee or charge paid by a tenant with respect to any Lease termination executed after the Effective Date, but only to the extent such credit relates to the portion of the Lease period occurring from and after Closing.

(iii) Utility Charges. To the extent Seller (rather than a tenant) is responsible for utility charges, the parties shall arrange for utility services to be billed to Seller upon the Closing and to Buyer from and after the Closing.

(iv) Other Apportionments. Amounts payable under the Assumed Contracts, annual or periodic permit and/or inspection fees, and liability for other Property operation and maintenance expenses and other recurring costs will be apportioned as of the Closing Date. Buyer shall pay: (A) all documentary and stamp taxes, as well as all real estate transfer tax imposed by state or local authorities; (B) the premium for the ALTA portion of Buyer’s Title Policy, any surveys obtained by Buyer and all endorsements; and (C) one-half of Escrow Holder’s escrow fees. Seller shall pay: (A) the premium for the CLTA portion of Buyer’s Title Policy; and (B) one-half of Escrow Holder’s escrow fees, provided, however, Buyer shall pay all escrow and title cancellation/termination fees and costs. Payment of all other costs incurred in connection with the transaction contemplated by this Agreement shall be allocated between Buyer and Seller in accordance with the custom of San Diego County, as reasonably determined by Title Company.

(v) Real Estate Taxes and Special Assessments. To the extent not paid by tenants, general real estate taxes and assessments and personal property taxes payable for all tax years ending prior to the Closing Date, and any supplemental tax assessments relating to the period prior to the Closing, will be paid by Seller to the extent such amounts are the sole responsibility of Seller. As necessary, general real estate taxes and assessments and personal property taxes payable for all tax years ending after the Closing Date, and any supplemental tax assessments relating to the period after the Closing, will be paid by Buyer. General real estate taxes and assessments and personal property taxes payable for the tax year in which the Closing Date occurs will be prorated between Seller and Buyer as of the Closing Date.

(vi) Closing Statement. Title Company shall prepare a preliminary Closing settlement statement and shall deliver such statement to Buyer and Seller for approval no less than three (3) days prior to the Closing Date (the approved statement being referred to as the “Closing Statement”).

(vii) Post-Closing Reconciliation. Seller and Buyer hereby agree that if any of the Section 7(f) prorations cannot be calculated accurately as of the Closing Date, then the same shall be estimated (based on current information then known, such as the most recent tax bills) for the purposes of Closing and within thirty (30) days after the Closing Date, or as soon as sufficient information is available to permit the parties to effectively calculate such prorations but in no event later than ninety (90) days following the Closing Date, either party owing the other party a sum of money based on such subsequent prorations shall pay such sum to the other party within ten (10) days after such calculations.

(viii) Survival. The provisions of Section 7(f) shall survive the Closing, subject to the limitations in Section 7(f)(vii).

8. Representations and Warranties of Seller. The phrase “to Seller’s knowledge” means to the actual, present knowledge of Stephen G. Ghiselli (the “Designated Employee”), without any duty of inquiry, investigation or inspection. Seller hereby represents and warrants to Buyer as follows, which representations and warranties shall be true as of the date of this Agreement and as of the Closing except for Changes identified pursuant to Section 7(c)(xi):

(a) Status. Seller is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and perform the terms of this Agreement.

(b) Enforceability. This Agreement is duly authorized and executed by Seller, and this Agreement and all documents required to be executed by Seller in connection herewith, are and shall be valid, legally binding obligations of Seller, enforceable in accordance with their terms.

(c) Proceedings. To Seller’s knowledge, no action, proceeding or investigation is pending or threatened against Seller relating to the Property, before any court or governmental department, commission, board, agency or instrumentality (any of the foregoing, an “Authority”) that would affect its ability to carry out its obligations under this Agreement, except as may be identified on Exhibit I attached hereto.

(d) Leases. All Leases are listed on Exhibit E attached hereto.

(e) Non-foreign Person. Seller is not a “foreign person” as that term is defined in Section 1445(f) of the Code and any similar provisions of applicable state law, and the regulations issued thereunder.

(f) Non-foreign Assets. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Seller:

(i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) has not been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii) is not owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iv) to Seller’s knowledge, is not under contract with any persons or entities on the Lists or any forbidden entity. A “forbidden entity” is defined as (i) the governments of Cuba, Iran, North Korea, Myanmar, Syria and Sudan (each, a “Prohibited County”) and any of their agencies, including, but not limited to, political units and subdivisions (each, a “Prohibited Government”); (ii) any company specifically identified on a list provided by Buyer to Seller that (A) is wholly or partially managed or controlled by a Prohibited Government, (B) is established, organized under, or whose principal place of business is in any Prohibited Country, or (C) has failed to submit an affidavit to Seller following request therefor averring that it does not own or control any property or asset in and has not and does not transact business with any Prohibited Country; and (iii) any publicly traded company identified by an independent researcher specializing in global security as owning or controlling property or assets or having employees or facilities located in, providing goods or services to, obtaining goods or services from, having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or investing in any Prohibited Country or any company domiciled in any Prohibited County. For purposes of this section, a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including, but not limited to, a government, government agency, natural person, legal person, sole proprietorship, partnership, firm, corporation, subsidiary, affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider or financial services, trust, or enterprise and any association thereof.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows (such representations and warranties to survive the Closing):

(a) Status. Buyer is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and perform the terms of this Agreement. Neither the execution and delivery of this Agreement, nor its performance by Buyer, will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Buyer is a party or by which Buyer is bound. There are no actions or proceedings pending or threatened to liquidate, reorganize, place in bankruptcy or dissolve Buyer, and Buyer is contemplating no such action.

(b) Enforceability. This Agreement is duly authorized and executed by Buyer, and this Agreement and all documents required to be executed by Buyer in connection herewith, are and shall be valid, legally binding obligations of Buyer, enforceable in accordance with their terms.

(c) Proceedings. No action, proceeding or investigation is pending or threatened against Buyer, before any Authority that would affect its ability to carry out its obligations under this Agreement.

(d) Non-foreign Assets. Buyer is in compliance with the requirements of the Orders. Buyer:

(i) is not listed on the Lists;

(ii) has not been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii) is not directly owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iv) no any owner of a direct or indirect ownership interest in Buyer engages in any dealings or transactions, and is not otherwise associated, with any persons or entities on the Lists or any forbidden entity (as defined above).

10. Indemnifications.

(a) Buyer hereby waives and agrees to protect, indemnify, defend and hold the Released Parties free and harmless from and against any and all losses, damages, injuries, accidents, fires or other casualties, liabilities, claims, costs or expenses (including but not limited to, reasonable attorneys’ fees) of any kind or character to any person or property relating to Buyer’s due diligence activities on the Property and arising from or caused by (a) any use or misuse of the Property or other land by any of the Buyer or its duly authorized attorneys, agents, employees and contractors, or their respective agents, employees or subcontractors (Buyer and such other parties collectively referred to as the “Buyer Parties”); (b) any act or omission of any of the Buyer Parties; (c) any death, bodily injury, property damage, accident, fire, or other casualty to or involving any of the Buyer Parties or their property; (d) any violation or alleged violation by any of the Buyer Parties of any law, ordinance or regulation now or hereafter enacted; (e) any loss or theft whatsoever of any property or anything placed or stored by any of the Buyer Parties on or about the Property; and (f) any breach of any of the Buyer Parties of any provision of this Agreement. The indemnity hereunder covers any losses, damages, injuries, accidents, fires or other casualties, liabilities, claims, costs or expenses (including but not limited to, reasonable attorneys’ fees) arising or accruing prior to, on or after the Effective Date. Buyer also hereby indemnifies, protects, defends and holds Seller and the Property free and harmless from and against any other claims arising from the negligence or willful misconduct of Buyer, Buyer’s agents, contractors or subcontractors, or the contractors or subcontractors of such agents, in connection with Buyer’s entry or activities upon the Property. All indemnity obligations of Buyer hereunder cover and include any losses, damages, injuries, accidents, fires or other casualties, liabilities, claims, costs or expenses (including but not limited to, reasonable attorneys’ fees) arising or accruing prior to, on or after the Effective Date.

(b) The indemnification provisions of this Section 10 and the covenants, representations and warranties made by Buyer in this Agreement shall survive beyond the Closing or earlier termination of this Agreement.

11. Risk of Loss. In the event any of the Property is damaged or destroyed prior to the Closing Date, and such damage or destruction (i) would cost less than the Purchase Price to repair and is fully covered by Seller’s insurance, except for the deductible amounts thereunder, or (ii) would cost less than $500,000.00 to repair or restore, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein (“Small Casualty”). In such event, Buyer shall receive a credit against the Purchase Price equal to the lesser of the cost of repair or the deductible amounts under Seller’s insurance policies (except the portion applied to repairs and to the extent reimbursable by Lease tenants), and Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction. In the event of a casualty other than a Small Casualty or the Property becomes the subject of any condemnation proceeding involving a material portion of the rentable Improvements or a substantial access, then Buyer shall have the right, at its election, to terminate this Agreement by delivery of notice of termination to Seller on or before the Scheduled Closing Date, whereupon Buyer shall obtain a return of the Deposit and the Extension Fee (if Buyer has funded same as of such date), and Buyer and Seller shall be released from all obligations hereunder pertaining to the Property (other than the provisions which expressly survive the termination of this Agreement). If Buyer elects not to terminate this Agreement, Seller shall assign to Buyer Seller’s right, title and interest in any proceeds of insurance or condemnation awards on account of such damage or destruction less Seller’s reasonable costs and expenses incurred in obtaining the proceeds or award, as applicable, and the cost and expenses incurred by Seller prior to Closing respecting any repairs or restoration work made by Seller as a result of the casualty or condemnation, and the Purchase Price shall be reduced only by an amount equal to the lesser of the cost of repairs or the unpaid portion, if any, of the deductible(s) payable in connection with any insurance proceeds received. Any repairs elected to be made by Seller pursuant to this Section 10 shall be first paid out of insurance proceeds and the deductible and made as promptly as reasonably possible, and at Seller’s election by written notice to Buyer, the Closing shall be extended until the repairs are substantially completed.

12. Seller’s Covenants. Seller hereby covenants and agrees as follows prior to Closing:

(a) Liens and Taxes. Seller shall pay or cause to be paid all costs associated with the removal of the Removed Liens and shall pay or cause to be paid any taxes or assessments on the Property that are or may become delinquent prior to Closing (with such taxes and assessments to be prorated as provided in Section 7(f)).

(b) Estoppel Certificates. Seller shall seek to obtain lease estoppels in the form attached hereto as Exhibit G (each a “Lease Estoppel”) from tenants at the Property prior to the Closing Date; provided that, (i) the receipt of any such Lease Estoppel by Seller or Buyer shall not be, in any event, a condition precedent to Buyer’s obligation to close the transactions contemplated by this Agreement, and (ii) Seller shall not incur any liability to Buyer hereunder if Seller is unable to obtain such Lease Estoppel or any Lease Estoppels. Seller shall promptly furnish to Buyer copies of tenants’ responses to any requests for Lease Estoppels.

(c) Maintenance Duties. Before the Closing, Seller shall maintain the Property (“Maintenance Duties”) in a manner consistent with past practices and perform all work required to be performed prior to the Closing by the landlord under the terms of any Lease. Notwithstanding the above, Seller’s Maintenance Duties shall specifically exclude the obligation (whether or not such expenditure would have normally been incurred in accordance with Seller’s normal operating practices): (A) to repair or correct normal wear and tear or deferred maintenance, or (B) to expend more than $5,000.00 with respect to Maintenance Duties in the aggregate, excluding amounts clearly reimbursable in full by Lease tenants.

(d) New Leases and Contracts. Seller shall not enter into any new lease or contract, or any material amendment of any Lease or Contract, or grant any approval, consent (including, without limitation, any consent to assign or sublease) or waiver under any Lease or Contract, to the extent such action would bind Buyer after the Closing, without obtaining Buyer’s prior consent thereto, which consent may not be unreasonably withheld. If Buyer does not disapprove Seller’s request within three (3) business days following receipt of such written request, such lease, contract, amendment, approval, consent, or waiver shall be deemed to have been approved by Buyer.

Before the Closing, Seller shall permit Buyer to enter into direct discussions and negotiations with tenants under the existing Leases and with potential tenants of the Property concerning any proposed Lease or modification thereto; provided that, Buyer shall not execute (or authorize the execution of) any new Lease or Contract, or any material amendment of any Lease or Contract, or grant any approval, consent (including, without limitation, any consent to assign or sublease) or waiver under any Lease or Contract, without obtaining Seller’s prior written approval thereof.

13. Miscellaneous.

(a) Notices. Except as otherwise specifically provided in this Agreement, any notice, consent, request or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one business day after being deposited with Federal Express or another reliable overnight courier service, (iii) transmission by facsimile telecopy during regular business hours at the receiver’s location, with facsimile transmittal confirmation and with a confirming copy sent the same business day by United States mail or deposited with Federal Express or another reliable overnight courier service, or (iv) three (3) business days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required and addressed as follows:

If to Seller:	McMorgan Institutional Real Estate Fund I, LLC
425 Market Street, Suite 1600
San Francisco, CA 94105
	Attention:	Steve Ghiselli
	Telephone:	415-616-9143
	Facsimile:	415-616-9399
	Email:	sghiselli@mcmorgan.com

With a copy to:	McMorgan Institutional Real Estate Fund I, LLC
425 Market Street, Suite 1600
San Francisco, CA 94105
	Attention:	Thomas P. O’Hanlon
	Telephone:	415-616-9354
	Facsimile:	415-616-9399
	Email:	tohanlon@mcmorgan.com

With a copy to:	Goodwin|Procter LLP
601 South Figueroa Street, 41st Floor
Los Angeles, CA 90017
	Attention:	Dean Pappas
	Telephone:	213-426-2525
	Facsimile:	213-623-1673
	Email:	dpappas@goodwinprocter.com

If to Buyer:	Fowler Property Acquisitions
100 Bush Street, Suite 510
San Francisco, CA 94104
	Attention:	Hannah Moriarty
	Telephone:	415-249-6199
	Facsimile:	415-925-3440
	Email:	hmoriarty@fpacquisitions.com

With a copy to:	Nancy Mauriello, Esq.
4665 MacArthur Court, Suite 210
Newport Beach, CA 92660
	Telephone:	949-399-2525
	Facsimile:	949-399-2528
	Email:	nancy@nmapc.com

or such other address as either party may from time to time specify in writing to the other.

(b) Brokers/Intermediaries. Buyer represents that Buyer has not had any conversations or dealings with any broker, finder or other intermediary in connection with the Property other than the Palmer Team (“Seller’s Broker”). Seller shall pay a real estate commission to Seller’s Broker pursuant to separate agreement with Seller’s Broker. Other than as stated above, Seller and Buyer each represent and warrant to the other that no real estate brokerage commission or finder’s fee is payable to any person or entity in connection with the transaction contemplated hereby, and each does hereby agree to defend, indemnify and hold the other harmless from and against the payment of any commission or fee to any person or entity claiming by, through or under such indemnifying party. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing. Seller’s Broker shall not be entitled to any monies or other recovery realized by Seller arising out of Buyer’s default. Seller’s Broker shall not be entitled to any commission if Buyer or Seller elect to terminate this Agreement. This Section 13(b) shall survive the Closing or any termination of this Agreement.

(c) Arbitration of Disputes.

(i) Controversies or claims between Seller and Buyer that arise from this Agreement (including any modifications to this Agreement), any document, agreement or procedure related to or delivered in connection with this Agreement or the Property, any violation of this Agreement, or any claims for damages resulting from any business conducted between Seller and Buyer, including claims for injury to persons, property or business interests (individually, an “Arbitrable Dispute”) shall be resolved pursuant to this Section 13(c), which shall survive the Closing. An Arbitrable Dispute shall not include any controversies or claims between Seller and Buyer that arise out of any claims or controversies asserted by any third party against Buyer or Seller in connection with this Agreement, any document, agreement, or procedure related to or delivered in connection with this Agreement or the Property.

(ii) Any controversies or claims between Seller and Buyer that arise from Arbitrable Disputes shall be settled by arbitration in San Francisco, California, under the administration of the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures current as of the time the demand is made (the “Rules of the JAMS”), if not inconsistent with other provisions of this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties submit to the jurisdiction of the Superior Court of California, County of San Diego, for purposes of confirming any such award and entering judgment. The parties further agree that, despite anything to the contrary that may now or hereafter be contained in the Rules of the JAMS, this Section 13(c) shall control.

(iii) Either party may initiate the arbitration procedure by delivering a written notice of demand for arbitration to the other party (“Demand”). Within thirty (30) days after receipt of a Demand from the other party, each party shall appoint one (1) person to hear and decide the dispute. The two (2) persons so chosen shall, within thirty (30) days after their appointment, appoint a third impartial arbitrator. Each appointment of an arbitrator shall be deemed complete on delivery by the appointing party of a written notice of appointment of that arbitrator to the San Francisco Regional Office of the JAMS. If either Seller or Buyer fails to designate its arbitrator within the specified period after receipt of the Demand, then the arbitrator designated by the other party shall sit as the sole arbitrator to resolve the Arbitrable Dispute. If the party-appointed arbitrators are unable to appoint an impartial arbitrator, the impartial arbitrator shall be appointed under the Rules of the JAMS. The arbitrators shall be compensated for their services at a rate to be determined by the JAMS, as appropriate.

(iv) The arbitrators shall have the authority to issue any judgment or order, including punitive damages and equitable relief; provided, however, that the arbitrators’ power to provide equitable relief or specific performance shall not be limited to disputes in connection with the administration of this Agreement and shall not preclude or restrict implementation of the termination provisions of this Agreement. The final majority decision of the three arbitrators shall be final and conclusive on the parties to this Agreement. The arbitrators shall, on request of either Seller or Buyer, issue a written opinion of their findings of fact and conclusions of law. On receipt by the requesting party of the written opinion, the party shall have the right to file with the arbitrators a motion to reconsider, and the arbitrators shall then reconsider the issues raised by the motion and either confirm or change their majority decision, which shall then be final and conclusive on the parties.

(v) It is specifically contemplated and agreed by the parties that California Code of Civil Procedure Section 1283.05, as it may be amended from time to time, shall be incorporated into, made a part of, and made applicable in any arbitration conducted pursuant to the arbitration agreement in this Section 13(c), the parties shall have the right to take depositions and to obtain discovery regarding the subject matter of such arbitration in accordance with California Code of Civil Procedure Section 1283.05. For the purposes of the statute of limitations, the filing of arbitration under this Section 13(c) is the equivalent of the filing of a lawsuit, and any claim or controversy that may be arbitrated under this Section 13(c) is subject to any applicable statute of limitations. The arbitrators shall have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT

POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THESE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION, AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

TPO	ME
SELLER	BUYER

WE HAVE READ AND UNDERSTOOD THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

(d) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, except that upon written notice to Seller, Buyer may assign all rights and obligations under this Agreement to an entity that: (i) is controlled by or under common control with Buyer; and (ii) delivers, on or before the date that is five (5) business days before the Closing Date, to Seller a duly executed assignment and assumption, in form and substance reasonably satisfactory to Seller, of all of the duties and obligations of Buyer by the proposed assignee (including an express statement of the assumption of the representations and warranties in Section 9); and provided further that such assignment document shall include a provision that Buyer shall remain liable to Seller for the performance of the obligations of “Buyer” hereunder and such assignment shall not relieve Buyer from its obligations hereunder. Seller may not assign or otherwise transfer its interest under this Agreement except to a wholly-owned subsidiary of Seller that acquires the Property from Seller whether by contribution or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns.

(e) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by an instrument executed by the party to be bound.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(g) Integration of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior negotiations, correspondence, agreements and understandings between the parties relating to the subject matter hereof.

(h) Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute (as the court shall determine) shall pay any and all reasonable costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, arbitration and court costs and attorneys’ and experts’ fees. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

(i) Confidentiality. Except as required by law, neither party shall disclose any proprietary or confidential information furnished by the other party (including any material related to such party’s internal affairs or composition) or, unless authorized by the other party, the terms of this Agreement, except to its partners, attorneys, accountants, consultants, agents and prospective lenders as necessary in connection with the consummation of this transaction, and then only if similar confidential treatment is required on the part of such parties. If this Agreement is terminated, Buyer shall return to Seller all documents delivered by Seller to Buyer in connection with this Agreement.

(j) Time of the Essence; Dates. Time is of the essence in this Agreement. If any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a holiday, such date shall be deemed to have expired at 5:00 p.m. (Pacific Time) on the next business day, notwithstanding anything to the contrary herein.

(k) Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

(m) 1031 Exchange. Buyer and Seller shall, upon request of the other party, cooperate in effecting one or more tax-deferred like kind exchanges under Section 1031 of the Internal Revenue Code in connection with the transaction contemplated by this Agreement, including the execution of escrow instructions and other documents therefor; provided that the requesting party will pay any and all additional costs or expenses connected with such exchange. Buyer may assign its rights in, and delegate its duties under this Agreement (in part or in whole), as well as transfer its interest in the Property, to an exchange intermediary, and Buyer may add such intermediary as an additional party to the escrow, provided that Buyer shall remain primarily liable under this Agreement, such assignment, delegation or transfer shall not delay Closing and Seller incurs no additional expense as a result thereof.

(n) Survival and Limitations.

(i) The parties agree that Seller’s representations and warranties contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall expire and shall be of no further force or effect as of one hundred twenty (120) days following the Closing Date (the “Limitation Period”). If Buyer, within the Limitation Period, gives notice to Seller of any breach of such representations or warranties or any Post-Closing Default (the “Notice”) and if Seller fails to cure such breach within thirty (30) days following the giving of such notice, or, if such breach cannot reasonably be cured within thirty (30) days, Seller shall be provided with an additional reasonable time period to cure such breach not to exceed the expiration of the Limitation Period, so long as such cure has been commenced within such thirty (30) days and has been diligently pursued. If Seller fails to cure such breach after actual written notice and within such cure periods, Buyer’s sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, prior to the expiration of the Overall Limitation Period (defined below). The Limitation Period shall apply to known as well as unknown breaches of such representations or warranties, provided that consent to the Closing by Buyer or Seller shall be deemed to constitute a waiver of any breach of which Buyer had actual knowledge as of the Closing Date. Buyer shall not have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $50,000.00, and Buyer agrees that the post-Closing maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement and/or any Post-Closing Default is limited to $250,000.00.

(ii) The aggregate liability of Seller to Buyer and all those claiming by or through Buyer for claims, demands, damages, expenses (including attorneys’ fees), suits, awards, judgments and liabilities asserted, awarded or otherwise recovered against Seller in connection with this Agreement, any document executed by Seller in connection with this Agreement or the Property, including claims for breaches of Seller’s representations or warranties and any Post-Closing Default shall not exceed $250,000.00.

(iii) Any right of Buyer to bring a claim, suit or demand for arbitration under this Agreement or any document executed by Seller pursuant to this Agreement shall expire and shall be of no further force or effect as of the Limitation Period. Notwithstanding the foregoing, if Buyer delivers the Notice within the Limitation Period Buyer may bring a claim, suit or demand for arbitration under this Agreement within one hundred eighty (180) days from the Closing Date (the “Overall Limitation Period”) with respect to the breach identified in the Notice. Buyer’s right to bring such claim, suit or demand shall be subject to any applicable notice and cure rights described in Section 13(n)(i) above. The Overall Limitation Period referred to herein shall apply to known as well as unknown breaches of this Agreement or any such document or other bases for claims that may be brought under this Agreement or any such document.

(iv) Notwithstanding anything to the contrary stated or implied herein, the limitations set forth in this Section 13(n) will not apply to, or limit, modify or otherwise affect, Seller’s obligations pursuant to and under the Acquisition Loan Documents.

(v) The provisions of this Section 13(n) shall survive the Closing.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:	MCMORGAN INSTITUTIONAL REAL ESTATE FUND I, LLC, a Delaware limited liability company

	By:	McMorgan & Company LLC, a Delaware limited liability company,
	Its:	Manager

		By:	/s/ Thomas O’Hanlon
		Name:	Thomas O’Hanlon
		Title:	VP

BUYER:	FOWLER PROPERTY ACQUISITIONS, LLC, a California limited liability company

	By:	/s/ Michael B. Earl
	Name:	Michael B. Earl, Manager
Title:

M-1